Exhibit 99.1

Alterra Announces the Formation of New Point IV

Hamilton, Bermuda, April 6, 2011 — Alterra Capital Holdings Limited (“Alterra”) (NASDAQ: ALTE; BSX: ALTE.BH) today announced the formation of New Point IV, a sidecar vehicle established to create additional capacity for the property catastrophe collateralized reinsurance marketplace.

New Point IV is being sponsored by Alterra in partnership with Stone Point Capital LLC (“Stone Point”) through its private equity fund, Trident V L.P. Each of Alterra and Stone Point has committed up to $100 million to capitalize New Point IV.

Marty Becker, President and Chief Executive Officer of Alterra stated: “We are pleased to announce the formation of New Point IV in partnership with Stone Point. Given the recent series of global catastrophic events, which have had the effect of reducing the capital supporting the international property catastrophe reinsurance market, we believe that this is a very timely addition of capacity.”

“We are excited to partner with Alterra on New Point IV. We know the Alterra underwriting team well and admire their track record of strong underwriting discipline and profitability,” commented Charles A. Davis, Chief Executive Officer of Stone Point.

John Berger, Alterra’s Vice Chairman and Chief Executive Officer of Reinsurance added: “Alterra has a history of successfully sponsoring sidecar vehicles and, with the creation of New Point IV, we believe we are well positioned to serve our clients’ needs as they seek property catastrophe reinsurance.”

About Alterra Capital Holdings Limited

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, and property and casualty insurers.

About Stone Point Capital

Stone Point Capital is a global private equity company with more than twenty years of private equity experience. Stone Point serves as the manager of the Trident Funds, which have raised more than $9 billion in committed capital to make investments in the financial services sector, and has a long and successful history of sponsoring the formation of insurance and reinsurance businesses.

Cautionary Note Regarding Forward-Looking Statements
This release includes forward-looking statements that reflect Alterra’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting Alterra’s future results, please refer to the most recent reports on Form 10-K and Form 10-Q and other documents filed by Alterra with the SEC. Alterra undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

SOURCE: Alterra Capital Holdings Limited

CONTACTS:
Susan Spivak Bernstein, 1-212-898-6640
Senior Vice President
susan.spivak@alterra-bm.com
or
Kekst and Company
Roanne Kulakoff or Peter Hill, 1-212-521-4800
roanne-kulakoff@kekst.com / peter-hill@kekst.com